Exhibit 99.2

The information in this preliminary prospectus supplement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

[FORM OF PROSPECTUS SUPPLEMENT TO BE USED IN
CONJUNCTION WITH FUTURE PREFERRED STOCK OFFERINGS] (1)

PROSPECTUS SUPPLEMENT
(to Prospectus dated , 20 )

[  ] Shares

OFS Credit Company, Inc.

Series [ ] Preferred Stock
Liquidation Preference $ Per Share

OFS Credit Company, Inc., or the “Company,” is a non-diversified, externally managed closed-end management investment company that has registered as an investment company under the Investment Company Act of 1940 (the “1940 Act”). Our investment adviser is OFS Capital Management, LLC, which we refer to as “OFS Advisor” or the “Advisor.” Our primary investment objective is to generate current income, with a secondary objective to generate capital appreciation. Under normal market conditions, we will invest at least 80% of our assets, or net assets plus borrowings, in floating rate credit instruments and other structured credit investments, including: (i) collateralized loan obligation (“CLO”) debt and subordinated (i.e., residual or equity) securities; (ii) traditional corporate credit investments, including leveraged loans and high yield bonds; (iii) opportunistic credit investments, including stressed and distressed credit situations and long/short credit investments; and (iv) other credit-related instruments. The CLOs in which we intend to invest are collateralized by portfolios consisting primarily of below investment grade U.S. senior secured loans with a large number of distinct underlying borrowers across various industry sectors. As part of the 80%, we may also invest in other securities and instruments that are related to these investments or that OFS Advisor believes are consistent with our investment objectives, including senior debt tranches of CLOs, vehicles that provide access to leveraged loans, and loan accumulation facilities. Loan accumulation facilities are short- to medium-term facilities often provided by the bank that will serve as the placement agent or arranger on a CLO transaction. Loan accumulation facilities typically incur leverage between three and six times prior to a CLO’s pricing. The CLO securities in which we will primarily seek to invest are unrated or rated below investment grade and are considered speculative with respect to timely payment of interest and repayment of principal. Unrated and below investment grade securities are also sometimes referred to as “junk” securities. In addition, the CLO equity and subordinated debt securities in which we will invest are highly leveraged (with CLO equity securities typically being leveraged 9 to 13 times), which magnifies our risk of loss on such investments.

The Advisor is registered as an investment adviser with the SEC and, as of [ ], 20[ ], had approximately $[ ] billion of committed assets under management for investment in CLO securities and other investments. The Advisor manages our investments subject to the supervision of our board of directors (the “Board”).

(1) In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities

We are offering [ ] shares of our [ ]% Series [ ] Term Preferred Stock, or the “Series [ ] Term Preferred Stock.” We are required to redeem all outstanding shares of the Series [ ] Term Preferred Stock on [ ], 20[ ] at a redemption price of $[ ] per share (the “Liquidation Preference”), plus accumulated but unpaid dividends, if any, to, but excluding, the date of redemption. At any time on or after [ ], 20[ ], we may, at our sole option, redeem the outstanding shares of the Series [ ] Term Preferred Stock at a redemption price per share equal to the Liquidation Preference plus accumulated but unpaid dividends, if any, to, but excluding, the date of redemption. In addition, if we fail to maintain asset coverage of at least 200%, we will be required to redeem shares of our outstanding preferred stock, including the Series [ ] Term Preferred Stock, at least equal to the lesser of (1) the minimum number of shares of preferred stock that will result in us having asset coverage of at least 200% and (2) the maximum number of shares of preferred stock that can be redeemed out of funds legally available for such redemption. We intend to pay monthly dividends on the Series [ ] Term Preferred Stock at an annual rate of [ ]% of the Liquidation Preference, or $[ ] per share per year, beginning on [ ], 20[ ]. The Series [ ] Term Preferred Stock will rank [insert relevant information regarding ranking]. Each holder of the Series [ ] Term Preferred Stock will be entitled to [insert relevant information regarding voting rights]. The holders of shares of the Series [ ] Term Preferred Stock (and any additional series of preferred stock we may issue in the future) are entitled as a class to elect two of our directors and, if dividends on any outstanding shares of our preferred stock are in arrears by two years or more, to elect a majority of our directors.

[Add relevant disclosure depending on whether preferred shares are listed or not.] Our common stock is traded on the NASDAQ Capital Market under the symbol, “OCCI”. We determine the net asset value per share of our common stock on a quarterly basis. The net asset value per share of our common stock as of [ ], 20[ ] was $[ ].

Investing in the Series [ ] Term Preferred Stock involves a high degree of risk, including the risk of a substantial loss of investment. Before purchasing any shares of the Series [ ] Term Preferred Stock, you should read the discussion of the principal risks of investing in the Series [ ] Term Preferred Stock, which are summarized in “Risk Factors” beginning on page 20 of the accompanying prospectus.

Please read this prospectus supplement and the accompanying prospectus before investing in our preferred stock and keep each for future reference. This prospectus supplement and the accompanying prospectus contain important information about us that a prospective investor ought to know before investing in our preferred stock. We file annual and semi-annual reports, proxy statements and other information with the Securities and Exchange Commission. This information is available free of charge by contacting us at 10 S. Wacker Drive, Suite 2500, Chicago, IL 60606 or by telephone at (847) 734-2000, or on our website at www.ofscreditcompany.com. Information contained on our website is not incorporated by referenced into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website to be part of this prospectus supplement or the accompanying prospectus. The Securities and Exchange Commission also maintains a website at http://www.sec.gov that contains information about us.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total(1)
Public Offering Price	$	$
Sales Load (Underwriting Discounts and Commissions)	$	$
Proceeds to the Company (before expenses)(2)	$	$

(1)
 We have granted the underwriters an option to purchase up to [ ] additional shares of Series [ ] Term Preferred Stock at the public offering price within 30 days of the date of this prospectus supplement solely to cover over allotments, if any. If such option is exercised in full, the public offering price, sales load and proceeds to us will be $[ ], $[ ], and $[ ], respectively. See “Underwriting.”

(2)	Total offering expenses payable by us, excluding sales load, are estimated to be $[ ].

The underwriters expect to deliver the shares on or about , 20 .

Prospectus Supplement dated , 20 .

TABLE OF CONTENTS
PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the terms of this offering of preferred stock and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from or is additional to the information contained in the accompanying prospectus, you should rely only on the information contained in this prospectus supplement. Please carefully read this prospectus supplement and the accompanying prospectus together with the additional information described under the headings “Available Information” and “Risk Factors” included in this prospectus supplement and the accompanying prospectus, respectively, before investing in our preferred stock.

Neither we nor the underwriters have authorized any dealer, salesman or other person to give any information or to make any representation other than those contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of any offer to buy any security other than the registered securities to which they relate, nor do they constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction or to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. The information contained in this prospectus supplement and the accompanying prospectus is accurate as of the dates on their respective covers. Our financial condition, results of operations and prospects may have changed since those dates. To the extent required by law, we will amend or supplement the information contained in this prospectus supplement and the accompanying prospectus to reflect any material changes subsequent to the date of this prospectus supplement and the accompanying prospectus and prior to the completion of any offering pursuant to this prospectus supplement and the accompanying prospectus.

SUMMARY

The following summary contains basic information about the offering of shares of our preferred stock pursuant to this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all the information that is important to you. For a more complete understanding of the offering of shares of our preferred stock pursuant to this prospectus supplement, we encourage you to read this entire prospectus supplement and the accompanying prospectus, and the documents to which we have referred in this prospectus supplement and the accompanying prospectus. Together, these documents describe the specific terms of the shares we are offering. You should carefully read the section entitled “Risk Factors” included in this prospectus supplement and the accompanying prospectus and the section entitled “Business” and our consolidated financial statements included in the accompanying prospectus.

Throughout this prospectus supplement, we refer to OFS Credit Company, Inc. and any of its consolidated subsidiaries as the “Company,” “we,” “us” or “our;” OFS Capital Management, LLC as “OFS Advisor” or the “Advisor;” and OFS Capital Services, LLC as “OFS Services” or the “Administrator.”

Overview

OFS Credit Company, Inc. is a non-diversified, closed-end management investment company that has registered as an investment company under the 1940 Act. We were formed as a Delaware corporation on September 1, 2017. Our primary investment objective is to generate current income, with a secondary objective to generate capital appreciation. We intend to elect to be a regulated investment company (“RIC”) under subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). See “U.S. Federal Income Tax Matters” in the accompanying prospectus.

Under normal market conditions, we will invest at least 80% of our assets, or net assets plus borrowings, in floating rate credit-based instruments and other structured credit investments, including: (i) CLO debt and subordinated (i.e., residual or equity) securities; (ii) traditional corporate credit investments, including leveraged loans and high yield bonds; (iii) opportunistic credit investments, including stressed and distressed credit situations and long/short credit investments; and (iv) other credit-related instruments. The CLOs in which we intend to invest are collateralized by portfolios consisting primarily of below investment grade U.S. senior secured loans with a large number of distinct underlying borrowers across various industry sectors. As part of the 80%, we may also invest in other securities and instruments that are related to these investments or that the Advisor believes are consistent with our investment objectives, including senior debt tranches of CLOs, vehicles that provide access to leveraged loans, and loan accumulation facilities. The amount that we invest in these other securities and instruments may vary from time to time and, as such, may constitute a material part of our portfolio on any given date, all as based on the Advisor’s assessment of prevailing market conditions. The CLO securities in which we will primarily seek to invest are unrated or rated below investment grade and are considered speculative with respect to timely payment of interest and repayment of principal. Unrated and below investment grade securities are also sometimes referred to as “junk” securities. In addition, the CLO equity and subordinated debt securities in which we will invest are highly leveraged (with CLO equity securities typically being leveraged 9 to 13 times), which magnifies our risk of loss on such investments. These investment objectives are not fundamental policies of ours and may be changed by our Board on 60 days’ notice to our stockholders. See “Business” in the accompanying prospectus

OFS Advisor manages our investments subject to the supervision of our Board. On an ongoing basis, the OFS Advisor actively monitors each investment and may sell positions if circumstances have changed from the time of investment or if the Advisor believes it is in our best interest to do so.

Distributions

In order to qualify as a RIC and to avoid corporate level tax on the income we distribute to our stockholders, we are required, under Subchapter M of the Code, to distribute at least 90% of our ordinary income and short-term capital gains to our stockholders on an annual basis.

The following table reflects the cash distributions, including distributions reinvested and returns of capital, if any, per share that we have declared on our common stock to date.

Months Ended	Record Date	Payment Date	Distributions Per Share
Fiscal 2020
January 31, 2020	January 24, 2020	January 31, 2020	$0.170
Fiscal 2019
December 31, 2019	December 24, 2019	December 31, 2019	$0.170
November 30, 2019	November 22, 2019	November 29, 2019	$0.170
October 31, 2019	October 24, 2019	October 31, 2019	$0.167
September 30, 2019	September 23, 2019	September 30, 2019	$0.167
August 31, 2019	August 23, 2019	August 30, 2019	$0.167
July 31, 2019	July 24, 2019	July 31, 2019	$0.167
June 30, 2019	June 21, 2019	June 28, 2019	$0.167
May 31, 2019	May 24, 2019	May 31, 2019	$0.167
April 30, 2019	April 23, 2019	April 30, 2019	$0.167
March 31, 2019	March 22, 2019	March 29, 2019	$0.167
February 28, 2019	February 21, 2019	February 28, 2019	$0.167
January 31, 2019	January 14, 2019	January 31, 2019	$0.167
December 31, 2018	December 10, 2018	December 31, 2018	$0.167
November 30, 2018	November 12, 2018	November 30, 2018	$0.167
Fiscal 2018
October 31, 2018	November 5, 2018	November 16, 2018	$0.113(1)

(1)	The amount of the distribution was proportionately reduced to reflect the number of days remaining in the month after the completion of our IPO.

The actual amount of future distributions, if any, remain subject to approval by our Board, and there can be no assurance that the monthly distributions will always be $0.170 per share of common stock. We have paid distributions to date from post-IPO earnings, including interest and capital gains generated by our investment portfolio. However, if we do not generate sufficient taxable earnings during any applicable monthly period, the distribution may constitute a return of capital, which is a return of a portion of a stockholder’s original investment in shares of our common stock.

If our distributions from reported earnings exceed our “investment company taxable income” (“ICTI”) in a tax year, such excess will represent a return of capital to our stockholders. Additionally, in order to maintain a stable level of distributions, we may pay out less than all of our investment income or pay out accumulated undistributed income in addition to current net investment income. To the extent that our net investment income for any year exceeds the total quarterly distributions paid during the year, we intend to make a special distribution at or near year-end of such excess amount as may be required to qualify for RIC tax treatment. Over time, we expect that substantially all of our ICTI will be distributed.

We generally intend to reinvest the capital returned to us from our investments. However, GAAP may require us to characterize all or a portion of our non-taxable (i.e., return of capital) distributions from our CLO investments as interest income. See “Risk Factors - Risks Related to Our Investments - CLO investments involve complex documentation and accounting considerations” in the accompanying prospectus.

We have adopted a distribution reinvestment plan (“DRIP”) that provides for reinvestment of our distributions and other distributions on behalf of our stockholders, unless a stockholder elects to receive cash as provided below. As a result, if our Board authorizes, and we declare, a cash distribution, then our stockholders who have not “opted out” of the DRIP will have their cash distribution automatically reinvested in additional shares of our common stock, rather than receiving the cash distribution. See “Distribution Reinvestment Plan” in the accompanying prospectus. Dividend and capital gains distributions generally are taxable to our stockholders whether they are reinvested in shares of our common stock or received in cash.

Use of Proceeds From Prior Offerings

Since the closing of our initial public offering on October 10, 2018 and including [ ] subsequent offerings on [ ] we have invested approximately $[ ] million of the cumulative net proceeds we received from our initial public offering (including the proceeds received from the underwriters' partial exercise of the over-allotment option) and subsequent offerings, representing approximately [ ]% of those cumulative proceeds. Consistent with our investment objective, these investments were made in equity tranches of CLOs.

OFS Advisor

Our investment activities are managed by OFS Advisor, our investment adviser. OFS Advisor is responsible for sourcing potential investments, conducting research and diligence on potential investments, collateral managers, and placement agents, analyzing investment opportunities, structuring our investments and monitoring our investments and portfolio companies on an ongoing basis. OFS Advisor is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and a wholly-owned subsidiary of Orchard First Source Asset Management, LLC (“OFSAM”), our parent company prior to the completion of our IPO. OFSAM is owned by Richard Ressler, Bilal Rashid, Jeffrey A. Cerny, and other affiliates of OFS Advisor. OFSAM and affiliates of OFS Advisor purchased 330,000 shares of our common stock in the IPO and 165,175 shares of our common stock in our subscription rights offering in August 2019.

Our relationship with OFS Advisor is governed by and dependent on the Investment Advisory and Management Agreement by and between us and OFS Advisor (the “Investment Advisory Agreement”) and may be subject to conflicts of interest. OFS Advisor provides us with advisory services in exchange for a base management fee and incentive fee. Our Board is charged with protecting our interests by monitoring how OFS Advisor addresses these and other conflicts of interest associated with its management services and compensation. While our Board is not expected to review or approve each borrowing or incurrence of leverage, our independent directors will periodically review OFS Advisor’s services and fees as well as its portfolio management decisions and portfolio performance.

OFSAM makes experienced investment professionals, all of whom are employees of OFSAM, available to OFS Advisor through an intercompany agreement with Orchard First Source Capital, Inc., OFSAM's staffing subsidiary. These OFS personnel provide us with access to deal flow that OFS generates in the ordinary course of its businesses and committed members of OFS Advisor’s investment committee. As our investment adviser, OFS Advisor is obligated to allocate investment opportunities among us and any other clients fairly and equitably over time in accordance with its allocation policy.

OFS Advisor capitalizes on the deal origination and sourcing, underwriting, due diligence, investment structuring, execution, portfolio management and monitoring experience of OFS’s professionals. The senior investment team of OFS, including Bilal Rashid, Jeff Cerny, Glen Ostrander and Kenneth A. Brown (collectively, the “Senior Investment Team”), provides services to OFS Advisor. These professionals have developed a broad network of contacts within the investment community, averaging over 20 years of investing experience, including structuring and investing in CLOs, as well as investing in assets that will constitute the underlying assets held by the CLOs in which we will invest.

We believe that the complementary, yet highly specialized, skill set of each member of the Senior Investment Team provides the Advisor with a competitive advantage in its CLO-focused investment strategy.

OFS Administrator

OFS Services, an affiliate of OFS Advisor, provides the administrative services necessary for us to operate. OFS Services furnishes us with office facilities and equipment, necessary software licenses and subscriptions and clerical, bookkeeping and recordkeeping services at such facilities. OFS Services oversees our financial reporting as well as prepares our reports to stockholders and all other reports and materials required to be filed with the SEC or any other regulatory authority. OFS Services also manages the determination and publication of our net asset value (“NAV”), and the preparation and filing of our tax returns and generally monitors the payment of our expenses and the performance of administrative and professional services rendered to us by others.

Investment Focus

Our primary investment objective is to generate current income, with a secondary objective to generate capital appreciation. Under normal market conditions, we invest at least 80% of our assets, or net assets plus borrowings, in floating rate credit-based instruments and other structured credit investments including (i) CLO debt and subordinated (i.e., residual or equity) securities; (ii) traditional corporate credit investments, including leveraged loans and high yield bonds; (iii) opportunistic credit investments, including stressed and distressed credit situations and long/short credit investments; and (iv) other credit-related instruments. The CLOs in which we intend to invest are collateralized by portfolios consisting primarily of below investment grade U.S. senior secured loans with a large number of distinct underlying borrowers across various industry sectors. As part of the 80%, we may also invest in other securities and instruments that are related to these investments or that the Advisor believes are consistent with our investment objectives, including senior debt tranches of CLOs and loan accumulation facilities. The amount that we invest in these other securities and instruments may vary from time to time and, as such, may constitute a material part of our portfolio on any given date, all as based on the Advisor’s assessment of prevailing market conditions. The CLO securities in which we will primarily seek to invest are unrated or rated below investment grade and are considered speculative with respect to timely payment of interest and repayment of principal. Unrated and below investment grade securities are also sometimes referred to as “junk” securities.”

Our investments in CLOs are comprised primarily of investments in the equity tranches and, to a lesser extent, the subordinated debt tranches of CLOs. We intend to focus on securitization vehicles that pool portfolios of primarily below investment grade U.S. senior secured loans, which pools of underlying assets are often referred to as a CLO’s “collateral.” The vast majority of the portfolio of most CLOs consists of first lien senior secured loans although the CLO collateral manager is typically able to invest up to approximately 10% of the portfolio in other assets, including second lien loans, unsecured loans, debtor-in-possession loans and fixed rate loans.

CLO Structural Elements

CLOs are generally required to hold a portfolio of assets that is highly diversified by underlying borrower and industry and is subject to certain asset concentration limitations. Most CLOs are structured to allow for reinvestment of proceeds of repayments of assets over a specific period of time (typically four to five years). We intend to target cash flow CLOs, for which the terms and covenants of the structure are typically based primarily on the cash flow generated by, and the par value (as opposed to the market price) of, the CLO collateral. These covenants include collateral coverage tests, interest coverage tests and collateral quality tests. CLO payment provisions are detailed in a CLO’s indenture and are referred to as the “priority of payments” or “waterfall.”

A CLO funds the purchase of its investment portfolio through the issuance of CLO equity and debt instruments in the form of multiple, primarily floating-rate debt, tranches. The CLO debt tranches typically have a stated coupon and are rated “AAA” (or its equivalent) at the most senior level down to “BB” or “B” (or its equivalent), which is below investment grade, at the most junior level by Moody’s Investor Service, Inc., S&P and/or Fitch, Inc. Unrated and below investment grade and unrated securities are sometimes referred to as “junk” securities. CLO debt tranches are not impacted by defaults and realized losses until total losses exceed the value of the equity tranche.

The CLO equity tranche, which is in the first loss position, is unrated and subordinated to the debt tranches and typically represents approximately 8% to 11% of a CLO’s capital structure. A CLO’s equity tranche represents the first loss position in the CLO. The holders of CLO equity tranche interests are typically entitled to any cash reserves that form part of the structure when such reserves are permitted to be released. The CLO equity tranche captures available payments at the bottom of the payment waterfall, after operational and administrative costs of the CLO and servicing of the debt securities. Economically, the equity tranche benefits from the difference between the interest received from the investment portfolio and the interest paid to the holders of debt tranches of the CLO structure. Should a default or decrease in expected payments to a particular CLO occur, that deficiency typically first affects the equity tranche in that holders of that position generally will be the first to have their payments decreased by the deficiency.

Each tranche within a typical CLO has voting rights on any amendments that would have a material effect on such tranche. Neither the debt tranches nor equity tranche of CLOs have voting rights on the management of the underlying investment portfolio. The holders of the equity tranches of CLOs typically have the right to approve and/or replace the CLO collateral manager after such CLO manager has triggered a default. The equity tranche of a CLO also typically has the ability to call the debt tranches following a non-call period. Debt tranches of CLOs typically do not have the right to call the other CLO security tranches.

Generally, the loans underlying the CLOs in which we expect to invest will have financial maintenance covenants, which are used to proactively address materially adverse changes in a portfolio company’s financial performance. However, some of the loans underlying the CLOs in which we invest may be referred to as “covenant-lite” loans. We use the term “covenant-lite” to refer generally to loans that do not have a complete set of financial maintenance covenants. Generally, “covenant-lite” loans provide borrower companies more freedom to negatively impact lenders because their covenants are incurrence-based, which means they are only tested and can only be breached following an affirmative action of the borrower, rather than by a deterioration in the borrower’s financial condition. Typically, the indenture governing a CLO will permit only a certain percentage of the loans underlying a CLO to be "covenant lite." Accordingly, to the extent we are exposed to “covenant-lite” loans, we may have a greater risk of loss on such investments as compared to investments in or exposure to loans with financial maintenance covenants.

The CLO structure highlighted below is a hypothetical structure provided for illustrative purposes only and the structure of CLOs in which we will invest may vary substantially from the example set forth below.

The Syndicated Senior Loan Market

Senior secured loans represent a large and mature segment of the U.S. corporate credit market. According to [ ], as of [ ], 20[ ], the amount of institutional senior secured loans outstanding was approximately $[ ] trillion.

Broadly syndicated senior secured loans are typically originated and structured by banks on behalf of corporate borrowers with proceeds often used for leveraged buyout transactions, mergers and acquisitions, recapitalizations, refinancings, and financing capital expenditures. Broadly syndicated senior secured loans are typically distributed by the arranging bank to a diverse group of investors primarily consisting of: CLOs; senior secured loan and high yield bond mutual funds; closed-end funds, hedge funds, banks, insurance companies; and finance companies. According to [ ], CLOs represent the largest source of capital for institutional senior secured loans, representing a range of approximately [ ]% to [ ]% of the demand for newly issued highly leveraged loans from 20[ ] through [ ], 20[ ].

Senior secured loans are floating rate instruments, typically making quarterly interest payments based on a spread over the London Interbank Offered Rate (“LIBOR”). LIBOR is based on rates that contributor banks in London charge each other for interbank deposits and is typically used to set coupon rates on floating rate debt securities.

We believe that senior secured loans have historically represented an attractive and stable base of collateral for CLOs. In particular, the primary attributes of senior secured loans include:

•	Senior: Senior position in a company’s capital structure

•	Secured: First lien security interest in a company’s assets

•	Floating Rate: Reduces interest rate risk associated with fixed rate bonds

•	Low LTV: On average, senior secured loans historically have had a loan-to-value ratio of approximately 40% - 60% at the time of origination

In the current environment, we believe the above attributes seem particularly desirable.

Investment Opportunity

CLOs generally do not face refinancing risk on the CLO debt since a CLO’s indenture requires that the maturity dates of a CLO’s assets (typically 5 - 8 years from the date of issuance of a senior secured loan) be shorter than the maturity date of the CLO’s liabilities (typically 11 - 12 years from the date of issuance). In the current market environment, we expect investment opportunities in CLO equity to present more attractive risk-adjusted returns than CLO debt, although we expect to make investments in CLO debt and related investments, in certain cases, to complement the CLO equity investments that we make. As market conditions change, our investment focus may vary from time to time between CLO equity and CLO debt investments.

We believe that CLO equity has the following attractive fundamental attributes:

•
Potential for strong absolute and risk-adjusted returns: We believe that CLO equity offers the potential for attractive, risk-adjusted total returns compared to the returns experienced in the U.S. public equity markets.

•
Expected shorter duration high-yielding credit investment with the potential for high quarterly cash distributions: Relative to certain other high-yielding credit investments such as mezzanine or subordinated debt, CLO equity is expected to have a shorter payback period with higher front-end loaded quarterly cash flows during the early years of a CLO’s life.

•
Expected protection against rising interest rates: Because a CLO’s asset portfolio is typically comprised primarily of floating rate loans and the CLO’s liabilities are also generally floating rate instruments, we expect CLO equity to provide potential protection against rising interest rates whenever LIBOR exceeds above the average minimum interest rate or "LIBOR floor" on a CLO’s assets. However, CLO equity is still subject to other forms of interest rate risk.

•
Expected low-to-moderate correlation with fixed income and equity markets: Because CLO assets and liabilities are primarily floating rate, we expect CLO equity investments to have a low-to-moderate correlation with U.S. fixed income securities. In addition, because CLOs generally allow for the reinvestment of principal during the reinvestment period regardless of the market price of the underlying collateral provided the CLO remains in compliance with its covenants, we expect CLO equity investments to have a low-to-moderate correlation with the U.S. public equity markets.

CLO securities are also subject to a number of risks as discussed in more detail in the “Risk Factors” section of the accompanying prospectus. Among our primary targeted investments, the risks associated with CLO equity are generally greater than those associated with CLO debt.

Summary Risk Factors

The value of our assets, as well as the market price of the Series [ ] Term Preferred Stock, will fluctuate. Our investments should be considered risky, and you may lose all or part of your investment in us. Investors should consider their financial situation and needs, other investments, investment goals, investment experience, time horizons, liquidity needs and risk tolerance before investing in the Series [ ] Term Preferred Stock. An investment in the Series [ ] Term Preferred Stock may be speculative in that it involves a high degree of risk and should not be considered a complete investment program. We should be evaluated primarily as a long-term investment vehicle, and our securities are not an appropriate investment for a short-term trading strategy. We can offer no assurance that the returns on our investments will be commensurate with the risk of investment in us, nor can we provide any assurance that enough appropriate investments that meet our investment criteria will be available.

•
Limited Operating History. We are a non-diversified, closed-end management investment company with limited operating history as such. Additionally, our Advisor has never previously managed a registered closed-end investment company.

•
Fair Valuation of Our Portfolio Investments. Typically, there will not be a public market for the type of investments in which we invest. As a result, we will value these securities at least quarterly, or more frequently as may be required from time to time, at fair value. Our determinations of the fair value of our investments have a material impact on our net earnings through the recording of unrealized appreciation or depreciation of investments and may cause our NAV on a given date to materially understate or overstate the value that we may ultimately realize on one or more of our investments.

•	Key Personnel Risk. We are dependent upon the key personnel of OFS Advisor for our future success.

•
Conflicts of Interest Risk. Our executive officers and directors, and the Advisor and its officers and employees, including the Senior Investment Team, have several conflicts of interest as a result of the other activities in which they engage. See “Conflicts of Interest” in the accompanying prospectus.

•
Incentive Fee Risk. Our incentive fee structure may incentivize the Advisor to pursue investments on our behalf that are riskier or more speculative than would be the case in the absence of such compensation arrangement and use leverage in a manner that adversely impacts our performance.

•
Tax Risks. If we fail to qualify for tax treatment as a RIC under the Code for any reason or become subject to corporate-level U.S. federal income tax, the resulting corporate taxes could substantially reduce our net assets, the amount of income available for distribution and the amount of our distributions.

•
Distributions and Dividend Risk. Distributions and Dividend Risk. There is a risk that our stockholders may not receive distributions or dividends and that our distributions or dividends may not grow over time.

•
Market Risks. A disruption or downturn in the capital markets and the credit markets could impair our ability to raise capital, impair the availability of suitable investment opportunities for us and negatively affect our business.

•	Non-Diversification Risk. We are a non-diversified investment company under the 1940 Act and may hold a narrower range of investments than a diversified fund under the 1940 Act.

•
Leverage Risk. The use of leverage, whether directly or indirectly through investments such as CLO equity or subordinated debt securities that inherently involve leverage, may magnify our risk of loss. CLOs are typically highly leveraged (typically 9 - 13 times), and therefore the CLO equity of subordinated debt securities in which we intend to invest are subject to a higher risk of loss since the use of leverage magnifies losses.

•
Risks of Investing in CLOs and Other Structured Finance Securities. CLO and structured finance securities present risks similar to other credit investments, including default (credit), interest rate and prepayment risks. In addition, CLOs and other structured finance securities are typically governed by a complex series of legal documents and contracts, which increases the possibility of disputes over the interpretation and enforceability of such documents. In addition, a collateral manager or trustee of a CLO may not properly carry out its duties to the CLO, potentially resulting in loss to the CLO. CLOs are also leveraged vehicles and are subject to leverage risk.

•
Risks of Investing in the Subordinated or Equity Tranche of CLOs. We may invest in the subordinated notes that comprise a CLO's equity tranche, which are junior in priority of payment and are subject to certain payment restrictions generally set forth in an indenture governing the notes. In addition, CLO equity and subordinated notes generally do not benefit from any creditors’ rights or ability to exercise remedies under the indenture governing the notes. The subordinated notes are not guaranteed by another party. Subordinated notes are subject to greater risk than the secured notes issued by the CLO. CLOs are typically highly levered, typically utilizing 9 - 13 times leverage, and therefore the CLO equity and subordinated debt securities in which we intend to invest are subject to a higher risk of loss. There can be no assurance that distributions on the assets held by the CLO will be sufficient to make any distributions or that the yield on the subordinated notes will meet our expectations.

•
First Loss Risk of CLO Equity and Subordinated Securities. CLO equity and subordinated debt securities that we may acquire are subordinated to more senior tranches of CLO debt. If a CLO breaches a covenant, excess cash flow that would otherwise be available for distribution to the CLO equity tranche investors is diverted to prepay CLO debt investors in order of seniority until such time as the covenant breach is cured. If the covenant breach is not or cannot be cured, the CLO equity investors (and potentially other debt tranche investors) may experience a partial or total loss of their investment. For this reason, CLO equity investors are often referred to as being in a first loss position. CLO equity and subordinated debt securities are subject to increased risks of default relative to the holders of superior priority interests in the same securities. In addition, at the time of issuance, CLO equity securities are under-collateralized in that the liabilities of a CLO at inception exceed its total assets. Though not exclusively, we will typically be in a first loss or subordinated position with respect to realized losses on the assets of the CLOs in which we are invested.

•
High Yield Investment Risks. The CLO equity and subordinated debt securities that we will acquire are typically unrated or rated below investment grade and are therefore considered “high yield” or “junk” securities and are considered speculative with respect to timely payment of distributions or interest and reinvestment or repayment of principal. The senior secured loans and other credit-related assets underlying CLOs are also typically high yield investments that are below investment grade. Investing in CLO equity and subordinated debt securities and other high yield investments involves greater credit and liquidity risk than investment grade obligations, which may adversely impact our performance. High-yield investments, including collateral held by CLOs in which we invest, generally have limited liquidity. As a result, prices of high-yield investments have at times experienced significant and rapid decline when a substantial number of holders (or a few holders of a significantly large “block” of the securities) decide to sell. In addition, we (or the CLOs in which we invest) may have difficulty disposing of certain high-yield investments because there may be a thin trading market for such securities.

•
Limited Investment Opportunities Risk. The market for CLO securities is more limited than the market for other credit related investments. Sufficient investment opportunities for our capital may not be available.

•
Interest Rate Risk. The price of certain of our investments may be significantly affected by changes in interest rates. Although interest rates in the United States continue to be relatively low compared to historic averages, a continuation of the current rising interest rate environment may increase our exposure to risks associated with interest rates. Moreover, interest rate levels may be impacted by extraordinary monetary policy initiatives, the effect of which is impossible to predict with certainty. Additionally, there may be a mismatch in the rate at which CLOs earn interest and the rate at which CLOs pay interest on their debt tranches, which can negatively impact the cash flows on a CLO’s equity tranche and may in turn adversely affect our cash flows and results of operations.

•
Credit Risk. If (1) a CLO in which we invest, (2) an underlying asset of any such CLO or (3) any other type of credit investment in our portfolio declines in price or fails to pay interest or principal when due because the issuer or debtor, as the case may be, experiences a decline in its financial status, our income, NAV and/or market price may be adversely impacted.

•
Prepayment Risk. The assets underlying the CLO securities in which we invest are subject to prepayment by the underlying corporate borrowers. In addition, the CLO securities and related investments in which we invest are subject to prepayment risk. If we or a CLO collateral manager are unable to reinvest prepaid amounts in a new investment with an expected rate of return at least equal to that of the investment repaid, our investment performance will be adversely impacted.

•
Liquidity Risks. To the extent we invest in illiquid instruments, we would not be able to sell such investments at prices that reflect our assessment of their fair value or the amount paid for such investments by us. Specifically, the subordinated or equity tranche CLO securities we intend to acquire are illiquid investments and subject to extensive transfer restrictions, and no party is under any obligation to make a market for subordinated notes. At times, there may be no market for subordinated notes, and we may not be able to sell or otherwise transfer subordinated notes at their fair value, or at all, in the event that we determine to sell them.

•
Counterparty Risks. We may be exposed to counterparty risk, which could make it difficult for us or the CLOs in which we invest to collect on obligations, thereby resulting in potentially significant losses.

•
Loan Accumulation Facilities Risk. Investments in loan accumulation facilities, which acquire loans on an interim basis that are expected to form part of a CLO, may expose us to market, credit and leverage risks. In particular, in the event a planned CLO is not consummated, or the loans held in a loan accumulation facility are not eligible for purchase by the CLO, we may be responsible for either holding or disposing of the loans. This could expose us primarily to credit and/or mark-to-market losses and other risks.

•
Hedging Risks. Hedging transactions seeking to reduce risks may result in poorer overall performance than if we had not engaged in such hedging transactions, and they may also not properly hedge our risks.

•
Derivatives Risks. Derivative instruments in which we may invest may be volatile and involve various risks different from, and in certain cases greater than, the risks presented by more traditional instruments. A small investment in derivatives could have a large potential impact on our performance, effecting a form of investment leverage on our portfolio. In certain types of derivative transactions, we could lose the entire amount of our investment; in other types of derivative transactions the potential loss is theoretically unlimited.

•
Currency Risk. Although we intend to primarily make investments denominated in U.S. dollars, we may make investments denominated in other currencies. Our investments denominated in currencies other than U.S. dollars will be subject to the risk that the value of such currency will decrease in relation to the U.S. dollar.

•	Preferred Stock Risks

◦	Market Yields. The Series [ ] Term Preferred Stock pays dividends at a fixed rate. If market yields increase, the secondary market price of the Series [ ] Term Preferred Stock may decline.

◦
Illiquidity. We may be unable to list the Series [ ] Term Preferred Stock on an exchange or, if we do list the Series [ ] Term Preferred Stock on an exchange, it may be thinly traded. Either source of illiquidity may cause holders of the Series [ ] Term Preferred Stock to be unable to sell their shares, or if they are able to, only at a substantial discount to the Liquidation Preference.

◦
Unrated Securities. Shares of the Series [ ] Preferred Stock may trade at a price that is lower than what such shares might otherwise trade at if the Series [ ] Preferred Stock were rated by a rating agency.

◦
Subordination. Dividends, distributions and other payments to holders of the Series [ ] Term Preferred Stock in liquidation or otherwise may be subject to prior payments due to the holders of senior indebtedness.

◦
Early Redemption.  We may redeem some or all of the outstanding shares of Series [ ] Term Preferred Stock on or after [ ], 20[ ]. If we redeem shares of the Series [ ] Term Preferred Stock before [ ], 20[ ], holders of redeemed shares may be unable to locate suitable investments in which to invest the proceeds of such redemption and, as a result, may experience a return on investments made with the proceeds of the redemption that is lower than the return they would have obtained from such holder’s investment in Series [ ] Term Preferred Stock had the shares not been redeemed by us.

◦
Failure to Redeem. The illiquidity of our investments may make it difficult for us to obtain sufficient liquidity prior to [ ], 20[ ] and we may be forced to engage in a partial redemption or to delay a required redemption.

◦
Dividend Risk. The terms of any future indebtedness that we may incur could preclude the payment of dividends in respect of equity securities, including the Series [ ] Term Preferred Stock, under certain conditions.

◦	[Insert additional risks relating to preferred stock.]

See “Risk Factors” beginning on page 20 of the accompanying prospectus. In addition, the other information included in this prospectus supplement and the accompanying prospectus contains a discussion of factors you should carefully consider before deciding to invest in shares of our preferred stock.

Operating and Regulatory Structure

OFS Credit Company is a Delaware corporation that is a non-diversified, externally managed closed-end management investment company that has registered as an investment company under the 1940 Act. As a registered closed-end fund, we are required to meet regulatory tests. See “Regulation as a Closed-End Management Investment Company” in the accompanying prospectus. We may also borrow funds to make investments. In addition, we have elected to be treated for U.S. federal income tax purposes, and intend to qualify annually hereafter, as a RIC under Subchapter M of the Code. See “U.S. Federal Income Tax Matters” in the accompanying prospectus.

Our investment activities are managed by OFS Advisor and supervised by our Board. OFS Advisor is an investment adviser that is registered under the Advisers Act. Under our Investment Advisory Agreement, we have agreed to pay OFS Advisor an annual base management fee based on our total equity base, which is defined as the NAV of shares of our common stock and the paid-in capital of our preferred stock, as well as an incentive fee. See “Management-Management and Other Agreements-Investment Advisory Agreement” in the accompanying prospectus. We have also entered into an administration agreement with OFS Services, which we refer to as the “Administration Agreement,” under which we have agreed to reimburse OFS Services for our allocable portion of overhead and other expenses incurred by OFS Services in performing its obligations under the Administration Agreement, including rent, information technology, and our allocable portion of the cost of our officers, including our chief executive officer, chief financial officer, chief compliance officer, chief accounting officer, corporate secretary, and their respective staffs. See “Related Party Transactions and Certain Relationships-Administration Agreement” in the accompanying prospectus.

Our Corporate Information

Our offices are located at 10 S. Wacker Drive, Suite 2500, Chicago, IL 60606, and our telephone number is (847) 734-2000.

The Offering

Shares of Series [ ] Preferred Stock Offered
[ ] shares of Series [ ] Term Preferred Stock. An additional [ ] shares of Series [ ] Term Preferred Stock are issuable pursuant to an over-allotment option granted to the underwriters solely to cover over-allotments, if any.

Shares of Series [ ] Preferred Stock Outstanding after this Offering	shares excluding shares of preferred stock issuable pursuant to the overallotment often granted to the Underwriters.

Use of Proceeds
We intend to use the net proceeds from the sale of the Series [ ] Term Preferred Stock to acquire investments in accordance with our investment objectives and strategies described in this prospectus supplement and for general working capital purposes. We currently anticipate being able to deploy any remaining proceeds from this offering within three months after the completion of the offering, depending on the availability of appropriate investment opportunities consistent with our investment objectives and market conditions. During this period, we will invest in temporary investments, such as cash, cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less, which we expect will have returns substantially lower than the returns that we anticipate earning from investments in CLO securities and related investments. We cannot assure you we will achieve our targeted investment pace, which may negatively impact our returns. See “Use of Proceeds.”

Dividend Rate	% per annum

Dividend Payment Dates	[ ], 20[ ], and or each year, commencing on [ ], 20[ ]

Record Dates	[ ],20[ ], and [ ], 20[ ]

[ ] symbol	“[ ]”

Liquidation Preference
In the event of liquidation, dissolution or winding up of our affairs, holders of Series [ ] Term Preferred Stock will be entitled to receive a liquidation distribution equal to $[ ] per share, or the "Liquidation Preference," plus an amount equal to accumulated but unpaid dividends, if any, on such shares (whether or not earned or declared, but excluding interest on such dividends) to, but excluding, the payment date.

Restrictions on Dividend, Redemption and Other Payments
No full dividends and distributions will be declared or paid on the preferred stock for any dividend period, or a part of a dividend period, unless the full cumulative dividends and distributions due through the most recent dividend payment dates for all outstanding shares of preferred stock have been, or contemporaneously are, declared and paid through the most recent dividend payment dates for each series of preferred stock. If full cumulative dividends and distributions due have not been paid on all outstanding preferred stock of any series, any dividends and distributions being declared and paid on preferred stock will be declared and paid as nearly pro rata as possible in proportion to the respective amounts of dividends and distributions accumulated but unpaid on the shares of each such series of preferred stock on the relevant dividend payment date. No holders of preferred stock will be entitled to any dividends and distributions in excess of full cumulative dividends and distributions as provided in the applicable Certificate of Designation.

Optional Redemption
At any time on or after [ ], 202[ ], we may, in our sole option, redeem the outstanding shares of Series [ ] Term Preferred Stock in whole or, from time to time, in part, out of funds legally available for such redemption, at the Liquidation Preference plus an amount equal to accumulated but unpaid dividends, if any, on such shares (whether or not earned or declared, but excluding interest on such dividends) to, but excluding, the date fixed for such redemption.

Mandatory Redemption for Asset Coverage
If we fail to maintain asset coverage (as defined in Section 18(h) of the 1940 Act) of at least 200% as of the close of business on the last business day of any calendar quarter and such failure is not cured by the close of business on the date that is 30 calendar days following the filing date of our Annual Report on Form N-CSR, Semiannual Report on Form N-CSRS or Periodic Report on N-PORT, as applicable, or the “Asset Coverage Cure Date,” then we will be required to redeem, within 90 calendar days of the Asset Coverage Cure Date, shares of preferred stock, including Series [ ] Term Preferred Stock, at least equal to the lesser of (1) the minimum number of shares of preferred stock that will result in us having asset coverage of at least 200% and (2) the maximum number of shares of preferred stock that can be redeemed out of funds legally available for such redemption. In connection with any redemption for failure to maintain such asset coverage, we may, in our sole option, redeem such additional number of shares of preferred stock that will result in asset coverage up to and including 285%. If shares of Series [ ]
 Term Preferred Stock are to be redeemed for failure to maintain asset coverage of at least 200%, such shares will be redeemed at a redemption price equal to the Liquidation Preference plus accumulated but unpaid dividends, if any, on such shares (whether or not declared, but excluding interest on accumulated but unpaid dividends, if any) to, but excluding, the date fixed for such redemption.

Mandatory Term Redemption
We are required to redeem all outstanding shares of the Series [ ] Term Preferred Stock on [ ], 20[ ], or the “Mandatory Redemption Date,” at a redemption price equal to the Liquidation Preference plus an amount equal to accumulated but unpaid dividends, if any, on such shares (whether or not earned or declared, but excluding interest on such dividends) to, but excluding, the Mandatory Redemption Date. We cannot effect any modification of or repeal our obligation to redeem the Series [ ] Term Preferred Stock on the Mandatory Redemption Date without the prior unanimous approval of the holders of the Series [ ] Term Preferred Stock.

Voting Rights
Except as otherwise provided in our amended and restated certificate of incorporation (“Amended and Restated Certificate of Incorporation”) or as otherwise required by law, (1) each holder of Series [ ] Term Preferred Stock will be entitled to one vote for each share of Series [ ] Term Preferred Stock held on each matter submitted to a vote of our stockholders and (2) the holders of all outstanding preferred stock, including the Series [ ] Term Preferred Stock, and common stock will vote together as a single class; provided that holders of preferred stock, including the Series [ ] Term Preferred Stock, voting separately as a class, will be entitled to elect at least two (2) of our directors (the "Preferred Directors") and, if we fail to pay dividends on any outstanding shares of preferred stock, including the Series [ ] Term Preferred Stock, in an amount equal to two (2) full years of dividends, and continuing until such failure is cured, will be entitled to elect a majority of our directors. One of the Preferred Directors will be up for election in 20[ ], and the other Preferred Director will be up for election in 20[ ]. Holders of shares of the Series [ ] Term Preferred Stock will also vote separately as a class on any matter that materially and adversely affects any preference, right or power of holders of the Series [ ] Term Preferred Stock. See “Description of the Series [ ] Term Preferred Stock - Voting Rights.”

Rating	The Series [ ] Term Preferred Stock is not rated.

Conversion	[Describe any applicable provisions set forth in the Certificate of Designation as applicable.]

Exchange	[Describe any applicable exchange provisions set forth in the Certificate of Designation as applicable.]

Material U.S. Federal Income Tax Consequences	[Insert summary disclosure regarding federal income tax consequences of an investment in the preferred stock.]

RISK FACTORS

Investing in the Series [ ] Term Preferred Stock involves a number of significant risks. In addition to the other information contained in this prospectus supplement, you should consider carefully the following information before making an investment in the Series [ ] Term Preferred Stock. The risks set out below are not the only risks we face, but they are the principal risks associated with an investment in us. Additional risks and uncertainties not presently known to us or not presently deemed material by us might also impair our operations and performance. If any of the following events occur, our business, financial condition and results of operations could be materially and adversely affected. In such case, the trading price of the Series [ ] Term Preferred Stock could decline, and you may lose all or part of your investment.

[Market yields may increase, which would result in a decline in the price of our Series [ ] Term Preferred Stock.

The prices of fixed income investments, such as the Series [ ] Term Preferred Stock, vary inversely with changes in market yields. The market yields on securities comparable to the Series [ ] Term Preferred Stock may increase, which would result in a decline in the secondary market price of shares of the Series [ ] Term Preferred Stock prior to the Mandatory Redemption Date. See “Description of the Series [ ] Term Preferred Stock - Dividends.”]

[Prior to this offering, there has been no public market for our Series [ ] Term Preferred Stock, and we cannot assure you that the market price of our Series [ ] Term Preferred Stock will not decline following the offering.

We intend to apply to list the Series [ ] Term Preferred Stock on the NASDAQ Capital Market so that trading on the exchange will begin within 30 days from the date of this prospectus supplement, subject to notice of issuance. During a period of up to 30 days from the date of this prospectus supplement, the Series [ ] Term Preferred Stock will not be listed on any securities exchange. Prior to the expected commencement of trading, the underwriters may, but are not obligated, to make a market in the Series [ ] Term Preferred Stock. Consequently, an investment in the Series [ ] Term Preferred Stock during this period will be illiquid, and the holders may not be able to sell such securities. If a secondary market does develop during this period, holders of the Series [ ] Term Preferred Stock may be able to sell such shares only at substantial discounts from the Liquidation Preference.

If we are unable to list the shares of the Series [ ] Term Preferred Stock on a national securities exchange, the holders of such securities may be unable to sell them at all, or if they are able to, only at substantial discounts from the Liquidation Preference. Even if shares of the Series [ ] Term Preferred Stock are listed on the NASDAQ Capital Market as anticipated, there is a risk that the market for such shares may be thinly traded and relatively illiquid compared to the market for other types of securities, with the spread between the bid and asked prices considerably greater than the spreads of other securities with comparable terms and features.]

[Series [ ] Term Preferred Stock are unrated securities.

We do not intend to have the Series [ ] Term Preferred Stock rated by any rating agency. Unrated securities typically trade at a discount to similar, rated securities, depending on the rating of the rated securities. As a result, there is a risk that the shares of Series [ ] Term Preferred Stock may trade at a price that is lower than what they might otherwise trade at if rated by a rating agency.]

[Series [ ] Term Preferred Stock will be subordinate to the rights of holders of senior indebtedness.

While holders of the Series [ ] Term Preferred Stock will have equal liquidation and distribution rights to any other preferred stock that might be issued by us in the future, they will be subordinated to the rights of holders of our other senior indebtedness, if any. Therefore, dividends, distributions and other payments to holders of the Series [ ] Term Preferred Stock in liquidation or otherwise may be subject to prior payments due to the holders of senior indebtedness. In addition, the 1940 Act may provide debt holders with voting rights that are superior to the voting rights of the Series [ ] Term Preferred Stock.]

[The Series [ ] Term Preferred Stock will be subject to a risk of early redemption and holders may not be able to reinvest their funds.

We may voluntarily redeem some or all of the outstanding shares of Series [ ] Term Preferred Stock on or after [ ], 20[ ]. We also may be forced to redeem some or all of the outstanding shares of Series [ ] Term Preferred Stock to meet regulatory requirements and the asset coverage requirements of such shares. Any such redemption may occur at a time that is unfavorable to holders of the Series [ ] Term Preferred Stock. We may have an incentive to redeem the Series [ ] Term Preferred Stock voluntarily before the Mandatory Redemption Date if market conditions allow us to issue other preferred stock or debt securities at a rate that is lower than the Dividend Rate on the Series [ ] Term Preferred Stock. See “Description of the Series [ ] Term Preferred Stock - Redemption - Optional Redemption.”

If we redeem shares of the Series [ ] Term Preferred Stock before the Mandatory Redemption Date, the holders of such redeemed shares face the risk that the return on an investment purchased with proceeds from such redemption may be lower than the return previously obtained from the investment in the Series [ ] Term Preferred Stock.]

[Holders of the Series [ ] Term Preferred Stock will bear dividend risk.

We may be unable to pay dividends on the Series [ ] Term Preferred Stock under some circumstances. The terms of any future indebtedness we may incur could preclude the payment of dividends in respect of equity securities, including the Series [ ] Term Preferred Stock, under certain conditions.]

[There is a risk of delay in our redemption of the Series [ ] Term Preferred Stock, and we may fail to redeem such securities as required by their terms.

We generally make investments in CLO vehicles whose securities are not traded in any public market. Substantially all of the investments we presently hold and the investments we expect to acquire in the future are, and will be, subject to legal and other restrictions on resale and will otherwise be less liquid than publicly traded securities. The illiquidity of our investments may make it difficult for us to obtain cash equal to the value at which we record our investments quickly if a need arises. If we are unable to obtain sufficient liquidity prior to the Mandatory Redemption Date, we may be forced to engage in a partial redemption or to delay a required redemption. If such a partial redemption or delay were to occur, the market price of shares of the Series [ ] Term Preferred Stock might be adversely affected.]

[Insert any additional relevant risk factors not included in the base prospectus.]

Given the risks described above, an investment in the Series [ ] Term Preferred Stock may not be appropriate for all investors. You should carefully consider your ability to assume these risks before making an investment in the Series [ ] Term Preferred Stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our company, our current and prospective portfolio investments, our industry, our beliefs, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus involve risks and uncertainties, including statements as to:

•	our future operating results;

•	our business prospects and the prospects of a CLO vehicle’s portfolio companies;

•	the impact of investments that we expect to make;

•	our contractual arrangements and relationships with third parties;

•	the dependence of our future success on the general economy and its impact on the industries in which we invest;

•	the ability of a CLO vehicle’s portfolio companies to achieve their objectives;

•	our expected financings and investments;

•	the adequacy of our cash resources and working capital; and

•	the timing of cash flows, if any, from our investments.

These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation:

•	an economic downturn could impair the ability of a CLO vehicle’s portfolio companies to continue to operate, which could lead to the loss of some or all of our investment in such CLO vehicle;

•	a contraction of available credit and/or an inability to access the equity markets could impair our investment activities;

•	interest rate volatility could adversely affect our results, particularly if we elect to use leverage as part of our investment strategy;

•
currency fluctuations could adversely affect the results of our investments in foreign companies, particularly to the extent that we receive payments denominated in foreign currency rather than U.S. dollars; and

•
the risks, uncertainties and other factors we identify in “Risk Factors” in the accompanying prospectus and elsewhere in this prospectus supplement, the accompanying prospectus and in our filings with the SEC.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. Important assumptions include our ability to originate new loans and investments, certain margins and levels of profitability and the availability of additional capital. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this prospectus supplement or the accompanying prospectus should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include those described or identified in “Risk Factors” in the accompanying prospectus and elsewhere in this prospectus supplement and the accompanying prospectus. You should not place undue reliance on these forward-looking statements, which apply only as of the respective dates of this prospectus supplement and the accompanying prospectus. However, we will update this prospectus supplement and the accompanying prospectus to reflect any material changes to the information contained herein. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, (“Securities Act”).

CAPITALIZATION

The following table sets forth our capitalization as of [ ], 20[ ]:

•	on an actual basis;

•
on an as adjusted basis to give effect to the completion of this offering and the application of the estimated net proceeds of this offering (as described under "Use of Proceeds"), assuming the over-allotment option is not exercised:

OFS Credit Company, Inc.
	Actual	As Adjusted(1) (Unaudited)
Assets
Cash and cash equivalents	$	$
Investments at Fair Value
Other assets
Total assets

Liabilities:
Accrued liabilities and expenses
 Mandatorily redeemable preferred stock, net of offering costs, par value $0.001 per share; [ ] shares authorized, actual and as adjusted, [ ] and [ ] issued and outstanding, actual and as adjusted, respectively

Total liabilities

Net assets	$	$

(1)
The adjusted capitalization reflects the sale of shares of preferred stock in this offering at an assumed public offering price of $[ ] per share, after deducting the underwriting discounts and commissions of approximately $[ ] and estimated offering expenses of approximately $[ ] payable by us, and further assumes that the aggregate underwriting discounts and commissions will be capitalized and amortized over the life of the Series [ ] Term Preferred Stock.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of [ ] shares of Series [ ] Term Preferred Stock in this offering will be approximately $[ ] (or approximately $[ ] if the underwriters’ over-allotment option is exercised in full) and estimated offering expenses of $[ ] payable by us.

We intend to use the net proceeds from the sale of the Series [ ] Term Preferred Stock pursuant to this prospectus supplement to acquire investments in accordance with our investment objectives and strategies described in this prospectus supplement and for general working capital purposes. We currently anticipate being able to deploy any remaining proceeds from this offering within three months after the completion of the offering, depending on the availability of appropriate investment opportunities consistent with our investment objectives and market conditions. During this period, we will invest in temporary investments, such as cash, cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less, which we expect will have returns substantially lower than the returns that we anticipate earning from investments in CLO securities and related investments. We cannot assure you we will achieve our targeted investment pace, which may negatively impact our returns.

DESCRIPTION OF THE SERIES [ ]PREFERRED STOCK

The following is a brief description of the terms of the Series [ ] Term Preferred Stock offered by this prospectus supplement. This is not a complete description and is subject to, and entirely qualified by reference to, our Amended and Restated Certificate of Incorporation and the certificate of designation setting forth the terms of the Series [ ] Term Preferred Stock attached hereto as Appendix A. You may obtain copies of these documents using the methods described in “Additional Information.”

General

We are authorized to issue [ ] shares of preferred stock, and we have designated [ ] shares as Series [ ] Term Preferred Stock. At the time of issuance the Series [ ] Term Preferred Stock will be fully paid and non-assessable and have no preemptive, conversion or exchange rights or rights to cumulative voting. The shares of Series [ ] Term Preferred Stock will rank equally in right with all other preferred stock that we may issue from time to time in accordance with the 1940 Act, if any, as to payment of dividends and the distribution of our assets upon dissolution, liquidation or winding up of our affairs. The shares of Series [ ] Term Preferred Stock, together with all other preferred stock that we may issue from time to time in accordance with the 1940 Act, if any, will rank senior to our common stock as to payment of dividends and the distribution of our assets upon dissolution, liquidation or winding up of our affairs and subordinate to the rights of holders of any future senior indebtedness.

Dividends

General.  Holders of the Series [ ] Term Preferred Stock are entitled to receive cumulative cash dividends and distributions at the Dividend Rate of [ ]% of the Liquidation Preference, or $[ ] per share per year (subject to adjustment in certain circumstances as described below), when, as and if declared by, or under authority granted by, our Board out of funds legally available for payment and in preference to dividends and distributions on shares of our common stock. Dividends will be payable monthly in arrears on the last business day of each calendar month, or the “Dividend Payment Date,” commencing on [ ], 20[ ]. Dividends on the Series [ ] Term Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on the Series [ ] Term Preferred Stock on any date prior to the end of a dividend period, and for the initial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividend Periods.  The first period for which dividends on the Series [ ] Term Preferred Stock (each such period, a “Dividend Period”) will commence on the date of original issue and will end [ ], 20[ ], and each subsequent Dividend Period will be a calendar month (or the portion thereof occurring prior to the redemption of such shares of Series [ ] Term Preferred Stock). Dividends will be payable monthly in arrears on the Dividend Payment Date and upon redemption of the Series [ ] Term Preferred Stock. Except for the first Dividend Period, dividends with respect to any monthly Dividend Period will be declared and paid to holders of record of Series [ ] Term Preferred Stock as their names appear on our registration books at the close of business on the applicable record date, which will be a date designated by the Board that is not more than twenty (20) nor less than seven (7) calendar days prior to the applicable Dividend Payment Date. We expect that dividends with respect to the first Dividend Period of the Series [ ] Term Preferred Stock will be declared in [ ] and paid on [ ], 20[ ] to holders of record of such Series [ ] Term Preferred Stock as their names appear on our registration books at the close of business on [ ], 20[ ].

Only holders of Series [ ] Term Preferred Stock on the record date for a Dividend Period will be entitled to receive dividends and distributions payable with respect to such Dividend Period, and holders of Series [ ] Term Preferred Stock who sell shares before such a record date and purchasers of Series [ ] Term Preferred Stock who purchase shares after such a record date should take the effect of the foregoing provisions into account in evaluating the price to be received or paid for such Series [ ] Term Preferred Stock.

Mechanics of Payment of Dividends.  Not later than [ ] [AM/PM], New York City time, on a Dividend Payment Date, we are required to deposit with the redemption and paying agent sufficient funds for the payment of dividends in the form of deposit securities. Deposit securities will generally consist of (1) cash or cash equivalents; (2) direct obligations of the United States or its agencies or instrumentalities that are entitled to the full faith and credit of the United States, which we refer to as the U.S. Government Obligations; (3) short-term money market instruments; (4) investments in money market funds registered under the 1940 Act that qualify under Rule 2a-7 under the 1940 Act and certain similar investment vehicles that invest principally in U.S. Government Obligations, short-term money market instruments or any combination thereof; or (5) any letter of credit from a bank or other financial institution that has a credit rating from at least one ratings agency that is the highest applicable rating generally ascribed by such ratings agency to bank deposits or short-term debt of similar banks or other financial institutions, in each case either that is a demand obligation payable to the holder on any business day or that has a maturity date, Mandatory Redemption Date or mandatory payment date, preceding the relevant Redemption Date, Dividend Payment Date or other payment date. We do not intend to establish any reserves for the payment of dividends.

All deposit securities paid to the redemption and paying agent for the payment of dividends will be held in trust for the payment of such dividends to the holders of Series [ ] Term Preferred Stock. Dividends will be paid by the redemption and paying agent to the holders of Series [ ] Term Preferred Stock as their names appear on our registration books on the applicable record date. Dividends that are in arrears for any past Dividend Period may be declared and paid at any time, without reference to any regular Dividend Payment Date. Such payments are made to holders of Series [ ] Term Preferred Stock as their names appear on our registration books on such date, not exceeding 20 nor less than 7 calendar days preceding the payment date thereof, as may be fixed by our Board. Any payment of dividends in arrears will first be credited against the earliest accumulated but unpaid dividends. No interest or sum of money in lieu of interest will be payable in respect of any dividend payment or payments on any Series [ ] Term Preferred Stock which may be in arrears. See “- Adjustment to Fixed Dividend Rate - Default Period.”

Upon our failure to pay dividends for at least two years, the holders of Series [ ] Term Preferred Stock will acquire certain additional voting rights. See “- Voting Rights” below. Such rights will be the exclusive remedy of the holders of Series [ ] Term Preferred Stock upon any failure to pay dividends on Series [ ] Term Preferred Stock.

Adjustment to Fixed Dividend Rate - Default Period.  Subject to the cure provisions below, a default period with respect to Series [ ] Term Preferred Stock will commence on a date we fail to deposit the deposit securities as required in connection with a Dividend Payment Date or a Redemption Date. A default period will end on the business day on which, by [ ] [AM/PM], New York City time, an amount equal to all unpaid dividends and any unpaid redemption price has been deposited irrevocably in trust in same-day funds with the redemption and paying agent. The applicable Dividend Rate for each day during the default period will be equal to the Dividend Rate in effect on such day plus two percent ([ ]%) per annum, or the “Default Rate.”

No default period will be deemed to commence if the amount of any dividend or any redemption price due (if such default is not solely due to our willful failure) is deposited irrevocably in trust, in same-day funds with the redemption and paying agent by [ ] [AM/PM], New York City time, on a business day that is not later than three business days after the applicable Dividend Payment Date or Redemption Date, together with an amount equal to the Default Rate applied to the amount and period of such non-payment based on the actual number of calendar days comprising such period divided by 360.

Restrictions on Dividend, Redemption, Other Payments and Issuance of Debt.  No full dividends and distributions will be declared or paid on shares of the Series [ ] Term Preferred Stock for any Dividend Period, or a part of a Dividend Period, unless the full cumulative dividends and distributions due through the most recent Dividend Payment Dates for all outstanding shares of preferred stock of any series have been, or contemporaneously are, declared and paid through the most recent Dividend Payment Dates for each share of preferred stock. If full cumulative dividends and distributions due have not been paid on all outstanding shares of preferred stock of any series, any dividends and distributions being declared and paid on Series [ ] Term Preferred Stock will be declared and paid as nearly pro rata as possible in proportion to the respective amounts of dividends and distributions accumulated but unpaid on the shares of each such series of preferred stock on the relevant Dividend Payment Date. No holders of Series [ ] Term Preferred Stock will be entitled to any dividends and distributions in excess of full cumulative dividends and distributions as provided in the applicable Certificate of Designation.

For so long as any shares of Series [ ] Term Preferred Stock are outstanding, we will not: (x) declare any dividend or other distribution (other than a dividend or distribution paid in common stock) in respect of the common stock, (y) call for redemption, redeem, purchase or otherwise acquire for consideration any such common stock, or (z) pay any proceeds of our liquidation in respect of such common stock, unless, in each case, (A) immediately thereafter, we will be in compliance with the 200% asset coverage limitations set forth under the 1940 Act with respect to a class of senior security which is stock, after deducting the amount of such dividend or distribution or redemption or purchasing price or liquidation proceeds, as described below, (B) all cumulative dividends and distributions of shares of all series of preferred stock ranking on parity with the Series [ ] Term Preferred Stock due on or prior to the date of the applicable dividend, distribution, redemption, purchase or acquisition have been declared and paid (or have been declared and sufficient funds or deposit securities as permitted by the terms of such preferred stock for the payment thereof have been deposited irrevocably with the applicable paying agent) and (C) we have deposited deposit securities with the redemption and paying agent in accordance with the requirements described herein with respect to outstanding Series [ ] Term Preferred Stock to be redeemed pursuant to a Mandatory Term Redemption or Mandatory Redemption resulting from the failure to comply with the asset coverage requirements as described below for which a notice of redemption has been given or has been required to be given in accordance with the terms described herein on or prior to the date of the applicable dividend, distribution, redemption, purchase or acquisition.

Except as required by law, we will not redeem any shares of Series [ ] Term Preferred Stock unless all accumulated and unpaid dividends and distributions on all outstanding shares of preferred stock of any series ranking on parity with the Series [ ] Term Preferred Stock with respect to dividends and distributions for all applicable past Dividend Periods (whether or not earned or declared by us) (x) will have been or are contemporaneously paid or (y) will have been or are contemporaneously declared and deposit securities or sufficient funds (in accordance with the terms of such preferred stock) for the payment of such dividends and distributions will have been or are contemporaneously deposited with the applicable paying agent, provided, however, that the foregoing will not prevent the purchase or acquisition of outstanding shares of Series [ ] Term Preferred Stock pursuant to an otherwise lawful purchase or exchange offer made on the same terms to holders of all outstanding shares of any other series of preferred stock for which all accumulated and unpaid dividends and distributions have not been paid.

1940 Act Asset Coverage.  Under the 1940 Act, we may not (1) declare any dividend with respect to any preferred stock if, at the time of such declaration (and after giving effect thereto), our asset coverage with respect to any of our borrowings that are senior securities representing indebtedness (as determined in accordance with Section 18(h) under the 1940 Act), would be less than 300% or (2) declare any other distribution on the preferred stock or purchase or redeem preferred stock if at the time of the declaration or redemption (and after giving effect thereto), asset coverage with respect to such borrowings that are senior securities representing indebtedness would be less than 200%. “Senior securities representing indebtedness” generally means any bond, debenture, note or similar obligation or instrument constituting a security (other than shares of capital stock) and evidencing indebtedness and could include our obligations under any borrowings. For purposes of determining our asset coverage for senior securities representing indebtedness in connection with the payment of dividends or other distributions on or purchases or redemptions of stock, the term senior security does not include any promissory note or other evidence of indebtedness issued in consideration of any loan, extension or renewal thereof, made by a bank or other person and privately arranged, and not intended to be publicly distributed. The term senior security also does not include any such promissory note or other evidence of indebtedness in any case where such a loan is for temporary purposes only and in an amount not exceeding 5% of the value of our total assets at the time when the loan is made; a loan is presumed under the 1940 Act to be for temporary purposes if it is repaid within 60 calendar days and is not extended or renewed; otherwise such loan is presumed not to be for temporary purposes.

Voting Rights

Except for matters that do not require the vote of holders of the Series [ ] Term Preferred Stock under the 1940 Act and except as otherwise provided in our Amended and Restated Certificate of Incorporation or bylaws, in the applicable Certificate of Designation or as otherwise required by applicable law, each holder of shares of the Series [ ] Term Preferred Stock will be entitled to one vote for each share of Series [ ] Term Preferred Stock held on each matter submitted to a vote of our stockholders and the holders of outstanding shares of our preferred stock, including the Series [ ] Term Preferred Stock, and shares of our common stock shall vote together as a single class on all matters submitted to stockholders.

In addition, the holders of our preferred stock, including the Series [ ] Term Preferred Stock, voting as a separate class, will have the right to elect two members of the board of directors at all times (regardless of the number of directors serving on the board of directors), such directors are referred to as our “Preferred Directors.” The holders of outstanding shares of our common stock together with the holders of outstanding shares of our preferred stock, voting together as a single class, will elect the remaining members of the Board. Under our Amended and Restated Certificate of Incorporation, our directors are divided into three classes, with the term of one class expiring at each annual meeting of our stockholders. One of our preferred directors will be up for election at the annual meeting of our stockholders held in and the other preferred director will be up for election at the annual meeting of our stockholders held in [ ].

Notwithstanding the foregoing, if (1) at the close of business on any Dividend Payment Date for dividends on any outstanding share of any preferred stock, including any outstanding shares of the Series [ ] Term Preferred Stock, accumulated dividends (whether or not earned or declared) on the shares of preferred stock, including the Series [ ] Term Preferred Stock, equal to at least two full years’ dividends shall be due and unpaid and sufficient cash or specified securities shall not have been deposited with the redemption and paying agent or other applicable paying agent for the payment of such accumulated dividends; or (2) at any time holders of any shares of Series [ ] Term Preferred Stock are entitled under the 1940 Act to elect a majority of our directors (a period when either of the foregoing conditions exists, a “Voting Period”), then the number of members constituting our Board will automatically be increased by the smallest number of directors (each, a “New Preferred Director”) that, when added to the two Preferred Directors, would constitute a majority of our board of directors as so increased by such smallest number. The terms of office of the persons who are directors at the time of that election will not be affected by the election of the New Preferred Directors. If we thereafter shall pay, or declare and set apart for payment, in full all dividends payable on all outstanding shares of preferred stock, including the Series [ ] Term Preferred Stock, for all past dividend periods, or the Voting Period is otherwise terminated, (1) the voting rights stated above shall cease, subject always, however, to the re-

vesting of such voting rights in the holders of shares of Series [ ] Term Preferred Stock upon the further occurrence of any of the events described herein, and (2) the terms of office of all of the New Preferred Directors will terminate automatically. Any preferred stock, including the Series [ ] Term Preferred Stock, issued after the date hereof will vote with the Series [ ] Term Preferred Stock as a single class on the matters described above, and the issuance of any other preferred stock by us may reduce the voting power of the holders of the Series [ ] Term Preferred Stock.

As soon as practicable after the accrual of any right of the holders of shares of preferred stock to elect New Preferred Directors, we will call a special meeting of such holders and notify the redemption and paying agent and/or such other person as is specified in the terms of such preferred stock to receive notice, (i) by mailing or delivery by electronic means or (ii) in such other manner and by such other means as are specified in the terms of such preferred stock, a notice of such special meeting to such holders, such meeting to be held not less than 10 nor more than 30 calendar days after the date of the delivery by electronic means or mailing of such notice. If we fail to call such a special meeting, it may be called at our expense by any such holder on like notice. The record date for determining the holders of shares of preferred stock entitled to notice of and to vote at such special meeting shall be the close of business on the business day preceding the calendar day on which such notice is mailed. At any such special meeting and at each meeting of holders of shares of preferred stock held during a Voting Period at which directors are to be elected, such holders, voting together as a class (to the exclusion of the holders of all our other securities and classes of capital stock), will be entitled to elect the number of New Preferred Directors prescribed above on a one-vote-per-share basis.

Except as otherwise permitted by the terms of the applicable Certificate of Designation, so long as any shares of the Series [ ] Term Preferred Stock are outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of shares of Series [ ] Term Preferred Stock, voting as a separate class, amend, alter or repeal the provisions of our Amended and Restated Certificate of Incorporation or the certificate of designation for the Series [ ] Term Preferred Stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any preference, right or power of the Series [ ] Term Preferred Stock or the holders thereof; provided, however, that (i) a change in our capitalization as described under the heading “- Issuance of Additional Preferred Stock” in the accompanying prospectus will not be considered to materially and adversely affect the rights and preferences of the Series [ ] Term Preferred Stock, and (ii) a division of a share of the Series [ ] Term Preferred Stock will be deemed to affect such preferences, rights or powers only if the terms of such division materially and adversely affect the holders of Series [ ] Term Preferred Stock. For purposes of the foregoing, no matter shall be deemed to adversely affect any preference, right or power of a share of the Series [ ] Term Preferred Stock of such series or the holder thereof unless such matter (i) alters or abolishes any preferential right of such share of the Series [ ] Term Preferred Stock, or (ii) creates, alters or abolishes any right in respect of redemption of the Series [ ] Term Preferred Stock (other than as a result of a division of the Series [ ] Term Preferred Stock). So long as any shares of preferred stock are outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the preferred stock outstanding at the time, voting as a separate class, file a voluntary application for relief under federal bankruptcy law or any similar application under state law for so long as we are solvent and does not foresee becoming insolvent.

The affirmative vote of the holders of at least a “majority of the shares of our preferred stock,” including the shares of the Series [ ] Term Preferred Stock outstanding at the time, voting as a separate class, will be required (i) to approve any action requiring a vote of our security holders pursuant to Section 13(a) of the 1940 Act, or (ii) to approve any plan of “reorganization” (as such term is defined in Section 2(a)(33) of the 1940 Act) adversely affecting such shares of preferred stock. For purposes of the foregoing, the vote of a “majority of the outstanding shares of preferred stock” means the vote at an annual or special meeting duly called (a) of 67% or more of such shares present at a meeting, if the holders of more than 50% of such outstanding shares are present or represented by proxy at such meeting, or (b) of more than 50% of such outstanding shares, whichever is less.

For purposes of determining any rights of the holders of Series [ ] Term Preferred Stock to vote on any matter, whether such right is created by our Amended and Restated Certificate of Incorporation, by the provisions of the certificate of designation for the Series [ ] Term Preferred Stock, by statute or otherwise, no holder of the Series [ ] Term Preferred Stock will be entitled to vote any shares of the Series [ ] Term Preferred Stock and no share of the Series [ ] A Term Preferred Stock will be deemed to be “outstanding” for the purpose of voting or determining the number of shares required to constitute a quorum if, prior to or concurrently with the time of determination of shares entitled to vote or the time of the actual vote on the matter, as the case may be, the requisite notice of redemption with respect to such share of Series [ ] Term Preferred Stock will have been given in accordance with the certificate of designation, and the price for the redemption of such shares of Series [ ] Term Preferred Stock will have been irrevocably deposited with the redemption and paying agent for that purpose. No shares of Series [ ] Term Preferred Stock held by us will have any voting rights or be deemed to be outstanding for voting or for calculating the voting percentage required on any other matter or other purposes.

Unless otherwise required by law or our Amended and Restated Certificate of Incorporation, holders of the Series [ ] Term Preferred Stock will not have any relative rights or preferences or other special rights with respect to voting other than those specifically set forth in the certificate of designation for the Series [ ] Term Preferred Stock. The holders of shares of Series [ ] Term Preferred Stock will have no rights to cumulative voting. In the event that we fail to declare or pay any dividends on share of the Series [ ] Term Preferred Stock, the exclusive remedy of the holders will be the right to vote for additional directors as discussed above; provided that the foregoing does not affect our obligation to accumulate and, if permitted by applicable law and the certificate of designation for the Series [ ] Term Preferred Stock, pay dividends at the Default Rate as discussed above.

Redemption

We will file a notice of our intention to redeem with the SEC so as to provide the 30 calendar day notice period contemplated by Rule 23c-2 under the 1940 Act, or such shorter notice period as may be permitted by the SEC or its staff.

If we determine to or are required to redeem, in whole or in part, shares of Series [ ] Term Preferred Stock, we will deliver a notice of redemption by overnight delivery, by first class mail, postage prepaid or by electronic means to the holders of record of such shares of Series [ ] Term Preferred Stock to be redeemed, or request the redemption and paying agent, on our behalf, to promptly do so by overnight delivery, by first class mail or by electronic means. A notice of redemption will be provided not less than 30 nor more than 45 calendar days prior to the date fixed for redemption in such notice of redemption, or the “Redemption Date.” If fewer than all of the outstanding shares of Series [ ] Term Preferred Stock are to be redeemed pursuant to either the mandatory redemption provisions triggered by our failure to maintain the required asset coverage or the optional redemption provisions, the shares of Series [ ] Term Preferred Stock to be redeemed will be selected either (1) pro rata among Series [ ] Term Preferred Stock, (2) by lot or (3) in such other manner as our Board may determine to be fair and equitable. If fewer than all shares of Series [ ] Term Preferred Stock held by any holder are to be redeemed, the notice of redemption mailed to such holder will also specify the number of shares of Series [ ] Term Preferred Stock to be redeemed from such holder or the method of determining such number. We may provide in any notice of redemption relating to a redemption contemplated to be effected pursuant to the certificate of designation for the Series [ ] Term Preferred Stock that such redemption is subject to one or more conditions precedent and that we will not be required to effect such redemption unless each such condition has been satisfied. No defect in any notice of redemption or delivery thereof will affect the validity of redemption proceedings except as required by applicable law.

If we give a notice of redemption, then at any time from and after the giving of such notice of redemption and prior to [ ] [AM/PM], New York City time, on the Redemption Date (so long as any conditions precedent to such redemption have been met or waived by us), we will (i) deposit with the redemption and paying agent Deposit Securities having an aggregate market value at the time of deposit not less than the redemption price of the shares of Series [ ] Term Preferred Stock to be redeemed on the Redemption Date and (ii) give the redemption and paying agent irrevocable instructions and authority to pay the applicable redemption price to the holders of shares of Series [ ] Term Preferred Stock called for redemption on the Redemption Date. Notwithstanding the foregoing, if the Redemption Date is the Mandatory Redemption Date, then such deposit of deposit securities will be made no later than 15 calendar days prior to the Mandatory Redemption Date.

Upon the date of the deposit of deposit securities by us for purposes of redemption of shares of Series [ ] Term Preferred Stock, all rights of the holders of Series [ ] Term Preferred Stock so called for redemption shall cease and terminate except the right of the holders thereof to receive the applicable redemption price and such shares of Series [ ] Term Preferred Stock will no longer be deemed

Liquidation

In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of Series [ ] Term Preferred Stock will be entitled to receive out of our assets available for distribution to stockholders, after satisfying claims of creditors but before any distribution or payment will be made in respect of the common stock, a liquidation distribution equal to the Liquidation Preference plus an amount equal to all unpaid dividends and distributions accumulated to, but excluding, the date fixed for such distribution or payment (whether or not earned or declared by us, but excluding interest thereon), and such holders will be entitled to no further participation in any distribution or payment in connection with any such liquidation, dissolution or winding up. If, upon any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, our assets available for distribution among the holders of all Series [ ] Term Preferred Stock, and any other outstanding shares of preferred stock, if any, will be insufficient to permit the payment in full to such holders of Series [ ] Term Preferred Stock of the Liquidation Preference plus accumulated and unpaid dividends and distributions and the amounts due upon liquidation with respect to such other shares of preferred stock, then the available assets will be distributed among the holders of such Series [ ] Term Preferred Stock and such other series of preferred stock ratably in proportion to the respective preferential liquidation amounts to which they are entitled. In connection with any liquidation, dissolution or winding up of our affairs whether voluntary or involuntary, unless and until the Liquidation Preference on each outstanding share of Series [ ] Term Preferred Stock plus accumulated and unpaid dividends and distributions has been paid in full to the holders of Series [ ] Term Preferred Stock, no dividends, distributions or other payments will be made on, and no redemption, repurchase or other acquisition by us will be made by us in respect of, our common stock.

Neither the sale of all or substantially all of the property or business of the Company, nor the merger, consolidation or our reorganization into or with any other business or corporation, statutory trust or other entity, nor the merger, consolidation or reorganization of any other business or corporation, statutory trust or other entity into or with us will be a dissolution, liquidation or winding up, whether voluntary or involuntary, for purposes of the provisions relating to liquidation set forth in the certificate of designation.

Modification

Without the consent of any holders of the Series [ ] Term Preferred Stock, our Board may amend or modify these terms of the Series [ ] Term Preferred Stock to cure any ambiguity, correct or supplement any provision herein which may be inconsistent with any other provision in our Amended and Restated Certificate of Incorporation or make any other provisions with respect to matters or questions arising under these terms of the Series [ ] Term Preferred Stock that are not inconsistent with the provisions in our Amended and Restated Certificate of Incorporation.

UNDERWRITING

[ ] is acting as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of the Series [ ] Term Preferred Stock set forth opposite the underwriter’s name.

Underwriter	Shares

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the shares of the Series [ ] Term Preferred Stock are subject to certain conditions precedent such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters are obligated to purchase all shares of Series [ ] Term Preferred Stock (other than those covered by the over-allotment option described below) if they purchase any of the shares of Series [ ] Term Preferred Stock.

Over-allotment Option

The underwriters hold an option, exercisable for 30 days from the date of this prospectus supplement, to purchase from us up to an additional [ ] shares of the Series [ ] Term Preferred Stock at the public offering price less the sales load. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent such option is exercised, each underwriter must purchase a number of additional shares of the Series [ ] Term Preferred Stock approximately proportionate to that underwriter’s initial purchase commitment.

Commissions and Discounts

The following table shows the sales load to be paid to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional shares of the Series [ ] Term Preferred Stock.

	Per Share	No Exercise	Full Exercise
Public Offering Price
Sales Load (Payable by the Advisor)
Total proceeds to the Company

The underwriters propose to initially offer some shares of the Series [ ] Term Preferred Stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of shares of the Series [ ] Term Preferred Stock to certain dealers at the public offering price less a concession not in excess of $[ ] per share of Preferred Stock. The sales load of $[ ] per share of Series [ ] Term Preferred Stock is equal to [ ]% of the public offering price. If all of the shares of the Series [ ] Term Preferred Stock are not sold at the public offering price, the representatives may change the public offering price and other selling terms. Investors must pay for any shares purchased on or before [ ], 20[ ]. The representatives have advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.
We, the Advisor and the Administrator have each agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Lock-up Agreements

We, our executive officers, directors and OFSAM have agreed that, without the prior written consent of [ ], on behalf of the underwriters, we and they will not, during the period ending [ ] days after the date of this prospectus supplement (the "Restricted Period"):

•	sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any shares;

•
establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) with respect to any shares;

•
enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares, whether any such transaction is to be settled by delivery of shares, stock or such other securities, in case or otherwise;

•	publicly announce the intention to effect any transaction described above; or

•	file, or participate in the filing of, any registration statement with the SEC relating to the offering of any shares.

These lockup provisions apply to shares, any securities convertible into or exercisable or exchangeable for shares and warrants or other rights to purchase shares, but does not apply to shares of preferred stock. In addition, we and each such person agrees that, without the prior written consent of [ ], on behalf of the underwriters, we or such other person will not, during the Restricted Period, make any demand for, or exercise any right with respect to, the registration of shares, any securities convertible into or exercisable or exchangeable for shares, or warrants or other rights to purchase shares.

The restrictions described in the immediately preceding paragraph do not apply to:

•	the sale of shares to the underwriters;

•	transfers of shares or any security convertible into shares as a bona fide gift, provided that the recipient thereof agrees to be subject to the same lock-up provisions;

•
transfers of shares to a corporation, trust, family limited partnership or other entity for the direct benefit of the holder or an immediate family member, provided that the recipient thereof agrees to be subject to the same lock-up provisions; or

•	issuance of shares by us pursuant to our DRIP.

[ ], in its sole discretion, may release the shares of our common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

Price Stabilizations and Short Positions

In connection with the offering, the underwriters may purchase and sell shares of the Series [ ] Term Preferred Stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of shares in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short position involve either purchases of shares in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the shares of the Series [ ] Term Preferred Stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of shares. They may also cause the price of shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on NASDAQ Capital Market, or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Potential Conflicts of Interest

The underwriters may have performed investment banking and financial advisory services for the Advisor and our affiliates from time to time, for which they have received customary fees and expenses. Certain underwriters may, from time to time, engage in transactions with or perform services for us, the Advisor and our affiliates in the ordinary course of business. The underwriters also may have performed investment banking and financial advisory services for the Advisor and our affiliates from time to time, for which they have received customary fees and expenses. Certain underwriters may, from time to time, engage in transactions with or perform services for us, the Advisor and our affiliates in the ordinary course of business.

Sales Outside the U.S.

No action has been taken in any jurisdiction (except in the U.S.) that would permit a public offering of the common shares, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or the common shares in any jurisdiction where action for that purpose is required. Accordingly, the common shares may not be offered or sold, directly or indirectly, and none of this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the common shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Each of the underwriters may arrange to sell common shares offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so.

[Describe any other specific transactions and compensation related thereto to the extent required to be disclosed by applicable law or regulation.]

[Describe if underwriters receiving proceeds of offering, if required by FINRA.]

[Insert principal business addresses of underwriters.]

[Insert applicable legends for jurisdictions in which offers and sales may be made.]

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Eversheds Sutherland (US) LLP, Washington, DC. Certain legal matters in connection with the offering will be passed upon for the underwriters by [ ].

EXPERTS

The financial statements as of [ ], 20[ ] and for the year ended [ ], 20[ ] included in this prospectus supplement have been so included in reliance on the report of KPMG LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2 together with all amendments and related exhibits under the Securities Act. The registration statement contains additional information about us and the securities being offered by this prospectus supplement and the accompanying prospectus.

We are required to file with or submit to the SEC annual and semi-annual reports, proxy statements and other information meeting the informational requirements of the Exchange Act. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC which are available on the SEC’s website at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov. This information is also available free of charge by contacting us at OFS Credit Company, 10 S. Wacker Drive, Suite 2500, Chicago, IL 60606, by telephone at (847) 734-2000, or on our website at www.ofscreditcompany.com.

[ ] Shares
OFS Credit Company Inc.

Preferred Stock

PRELIMINARY PROSPECTUS SUPPLEMENT
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